Exhibit 3.5.42

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “PUNCHCRAFT MACHINING AND TOOLING, LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE SECOND DAY OF OCTOBER, A.D. 2009, AT 6:09 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “PUNCHCRAFT MACHINING AND TOOLING, LLC”.

	[SEAL]	/s/ Jeffrey W. Bullock

		Jeffrey W. Bullock, Secretary of State
4738153 8100H		AUTHENTICATION:	1768503
141277478		DATE:	10-09-14
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 06:16 PM 10/02/2009 FILED 06:09 PM 10/02/2009 SRV 090907412 - 4738153 FILE

CERTIFICATE OF FORMATION

OF

PUNCHCRAFT MACHINING AND TOOLING, LLC

This Certificate of Formation is being executed as of October 2, 2009, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-201, et seq.

The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

1. Name. The name of the limited liability company is Punchcraft Machining and Tooling, LLC (the “Company”).

2. Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 1209 Orange Street, City of Wilmington, New Castle County, Delaware 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

By:	/s/ Cindy Oberdorff
Cindy Oberdorff, an Authorized Person